NEITHER THIS WARRANT NOR THE COMMON STOCK WHICH MAY BE ACQUIRED UPON THE EXERCISE HEREOF (“WARRANT SHARES”), AS OF THE DATE OF ISSUANCE HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

For the Purchase of ____________

shares of Common Stock

No. _________

WARRANT FOR THE PURCHASE OF

SHARES OF COMMON STOCK

OF PERFECTDATA CORPORATION

(A Delaware corporation)

PerfectData Corporation, a Delaware corporation (the “Company”), hereby certifies that for value received:

[Registered Holder]

or registered assigns (“Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or from time to time during the period commencing on June 21, 2005, and ending at 5:00 p.m. on June 20, 2009 (the “Expiration Date”), shares of Common Stock (subject to adjustment as provided herein), $.01 par value, of the Company (“Common Stock”), at a per share purchase price of $1.968. The number of shares of Common Stock purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price”, respectively.

1.       Exercise and Redemption of Warrants. Unless the Warrants have been redeemed in accordance with this Section, the Registered Holder of any Warrant Certificate may exercise the Warrants, in whole or in part at any time or from time to time at or prior to the close of business, on the Expiration Date, at which time the Warrant Certificates shall be and become wholly void and of no value. Warrants may be exercised by their holders or redeemed by the Company as follows:

(a)      This Warrant may be exercised by Registered Holder, in whole or in part, by the surrender of this Warrant (with the Notice of Exercise Form attached hereto as Exhibit I duly executed by Registered Holder) at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of an amount equal to the then applicable Purchase Price multiplied by the number of Warrant Shares then being purchased upon such exercise.

(b)      Payment may be made either in lawful money of the United States or by surrender of a note made by the Company and payable to the Registered Holder with a balance of principal plus accrued and unpaid interest to the date of surrender at least equal to the payment required. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the

Company as provided in subsection l(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection l(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(c)      As soon as practicable after the exercise of the purchase right represented by this Warrant, the Company at its expense will use its best efforts to cause to be issued in the name of, and delivered to, Registered Holder, or, subject to the terms and conditions hereof, to such other individual or entity as Registered Holder (upon payment by Registered Holder of any applicable transfer taxes) may direct:

(i)       a certificate or certificates for the number of full shares of Warrant Shares to which Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii)      in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, stating on the face or faces thereof the number of shares currently stated on the face of this Warrant (subject to adjustment as provided herein) minus the number of such shares purchased by Registered Holder upon such exercise as provided in subsection l(a) above.

(d)      In case the registered holder of any Warrant certificate shall exercise fewer than all of the Warrants evidenced by such certificate, the Company shall promptly countersign and deliver to the registered holder of such certificate, or to his duly authorized assigns, a new certificate evidencing the number of Warrants that were not so exercised.

(e)      Each person in whose name any certificate for securities is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record of the securities represented thereby as of, and such certificate shall be dated, the date upon which the Warrant certificate was duly surrendered in proper form and payment of the Purchase Price (and of any applicable taxes or other governmental charges) was made; provided, however, that if the date of such surrender and payment is a date on which the stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares as of, and the certificate for such shares shall be dated, the next succeeding business day on which the stock transfer books of the Company are open (whether before, on or after the Expiration Date) and the Company shall be under no duty to deliver the certificate for such shares until such date. The Company covenants and agrees that it shall not cause its stock transfer books to be closed for a period of more than 10 consecutive business days except upon consolidation, merger, sale of all or substantially all of its assets, dissolution or liquidation or as otherwise provided by law. The Company shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares upon exercise of the Warrants.

2.	Adjustments.

(a)      Adjustment of Purchase Price and Number of Warrant Shares Upon Issuance of Common Stock. Except as otherwise provided in Paragraph 2(b) hereof, if and whenever on or after the date of issuance of this Warrant, the Company issues or sells, or in accordance with Paragraph 2(b) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Purchase Price on the date of issuance (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Purchase Price will be reduced to a price determined by multiplying the

Purchase Price in effect immediately prior to the Dilutive Issuance by a fraction, (i) the numerator of which is an amount equal to the sum of (x) the number of shares of Common Stock actually outstanding immediately prior to the Dilutive Issuance, plus (y) the quotient of the aggregate consideration, calculated as set forth in Paragraph 2(b) hereof, received by the Company upon such Dilutive Issuance divided by the Purchase Price in effect immediately prior to the Dilutive Issuance, and (ii) the denominator of which is the total number of shares of Common Stock Deemed Outstanding (as defined below) immediately after the Dilutive Issuance.

(b)      Effect on Purchase Price of Certain Events. For purposes of determining the adjusted Purchase Price under Paragraph 2(a) hereof, the following will be applicable:

(i)       Issuance of Rights or Options. If the Company in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Purchase Price on the date of issuance or grant of such Options, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Options will, as of the date of the issuance or grant of such Options, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Purchase Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(ii)      Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Purchase Price on the date of issuance, then the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Purchase Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(iii)     Change in Option Price or Conversion Rate. If there is a change at any time in (A) the amount of additional consideration payable to the Company upon the exercise of any Options; (B) the amount of additional consideration, if any, payable to the Company upon the conversion or exchange of any Convertible Securities; or (C) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (other than under or by reason of provisions designed to protect against dilution), the Purchase Price in effect at the time of such change will be readjusted to the Purchase Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv)     Treatment of Expired Options and Unexercised Convertible Securities. If, in any case, the total number of shares of Common Stock issuable upon exercise of any Option or upon conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to convert or exchange such Convertible Securities shall have expired or terminated, the Purchase Price then in effect will be readjusted to the Purchase Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Common Stock issued upon exercise or conversion thereof), never been issued.

(v)      Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of this Warrant will be the amount received by the Company therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Company in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any acquisition, merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors of the Company.

(vi)     Exceptions to Adjustment of Purchase Price. No adjustment to the Purchase Price will be made (A) upon the exercise of any warrants, options or convertible securities granted, issued and outstanding on the date of issuance of this Warrant; (B) upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan, stock option plan or restricted stock plan of the Company now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the members of the Board of Directors of the Company or a majority of the members of a committee of independent directors established for such purpose; or (C) upon the exercise of the Warrants.

(c)      Split, Subdivision or Combination of Shares. If the outstanding shares of the Company’s Common Stock at any time while this Warrant remains outstanding and unexpired shall be subdivided or split into a greater number of shares, or a dividend in Common Stock shall be paid in respect of Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend, simultaneously with the effectiveness of such subdivision or split or immediately after the record date of such dividend (as the case may be), shall be proportionately decreased. If the outstanding shares of Common Stock shall be combined or reverse-split into a smaller number of shares, the Purchase Price in effect immediately prior to such combination or reverse split, simultaneously with the effectiveness of such combination or reverse split, shall be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(d)      Price Adjustment. No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease in the Purchase Price of at least $0.01, provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 2 shall be made to the nearest cent or to the nearest 1/lOOth of a share, as the case may be.

(e)      Price Reduction. Notwithstanding any other provision set forth in this Warrant, at any time and from time to time during the period that this Warrant is exercisable, the Company in its sole discretion may reduce the Purchase Price or extend the period during which this Warrant is exercisable.

(f)      No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such actions as may be necessary or appropriate in order to protect against impairment of the rights of Registered Holder to adjustments in the Purchase Price.

(g)      Notice of Adjustment. Upon any adjustment of the Purchase Price, number of shares the Warrants are exercisable for, or extension of the Warrant exercise period, the Company shall forthwith give written notice thereto to Registered Holder describing the event requiring the adjustment, stating the adjusted Purchase Price and the adjusted number of shares purchasable upon the exercise hereof resulting from such event, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

3.       Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment thereof in cash on the basis of the last sale price of the Warrant Shares on the basis of the then fair market value of the Warrant Shares as shall be reasonably determined by the Board of Directors of the Company.

4.       Limitation on Sales. Each holder of this Warrant acknowledges that this Warrant and the Warrant Shares, as of the date of original issuance of this Warrant, have not been registered under the Securities Act of 1933, as amended (“Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares issued upon its exercise in the absence of (a) an effective registration statement under the Act as to this Warrant or such Warrant Shares or (b) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. The Warrant Shares issued upon exercise thereof shall be imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

5.       Registration Rights of Registered Holder. The Company and Registered Holder have entered into a Subscription Agreement, dated the date hereof, with respect to the Warrant Shares, pursuant to which the Company has agreed to grant certain registration rights to the Registered Holders with respect to the Warrant Shares.

6.	Notices of Record Date. In case:

(a)      the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other right, or

(b)      of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

(c)      of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to Registered Holder a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least twenty (20) days prior to the record date or effective date for the event specified in such notice, provided that the failure to mail such notice shall not affect the legality or validity of any such action.

7.       Reservation of Stock. The Registered Holder acknowledges that at the time of issuance of this Warrant, the Company does not have available a sufficient number of shares of Common Stock as are issuable upon the exercise of this Warrant. The Company covenants and agrees that when it has obtained such approval of its shareholders as is necessary to effect the issuance of additional Common Stock, it will as soon as practicable thereafter at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such shares of Common Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant. All shares that may be issued upon exercise of this Warrant shall, at the time of issuance, be duly authorized, fully paid and non-assessable.

8.       Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor. This Warrant is exchangeable for new Warrants (containing the same terms as this Warrant) each representing the right to purchase such number of shares as shall be designated by the Registered Holder at the time of surrender (but not exceeding in the aggregate the remaining number of shares of Common Stock which may be purchased hereunder.

9.	Transfers, etc.

(a)      The Company will maintain a register containing the names and addresses of Registered Holders. A Registered Holder may change his, her or its address as shown on the warrant register by written notice to the Company requesting such change.

(b)      Until any transfer of this Warrant is made in the warrant register, the Company may treat Registered Holder as the absolute owner hereof for all purposes, provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

10.     No Rights as Stockholder. Until the exercise of this Warrant, Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

11.     Successors. The rights and obligations of the parties to this Warrant will inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, pledgees, transferees and purchasers. Without limiting the foregoing, the registration rights set forth in this Warrant shall inure to the benefit of Registered Holder and Registered Holder’s successors, heirs, pledgees, assignees, transferees and purchasers of this Warrant and the Warrant Shares.

12.     Change or Waiver. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought.

13.     Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

14.     Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York as such laws are applied to contracts made and to be fully performed entirely within that state between residents of that state.

15.     Jurisdiction and Venue. The Company and Registered Holder (i) agree that any legal suit, action or proceeding arising out of or relating to this Warrant shall be instituted exclusively in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum for such suit, action or proceeding, and (iii) irrevocably consent to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding, and the Company and Registered Holder further agree to accept and acknowledge service or any and all process which may be served in any such suit, action or proceeding in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any suit, action or proceeding.

16.      Mailing of Notices, etc. All notices and other communications under this Warrant (except payment) shall be in writing and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipt delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

to Registered Holder:	[ ]

to the Company:	PerfectData Corporation c/o Sona Mobile, Inc. 825 Third Avenue 32nd Floor New York, New York 10128 Attention: Mr. John Bush, President and CEO Fax: (212) 486-4469

with a copy to:	Morse, Zelnick, Rose & Lander LLP 405 Park Avenue Suite 1401 New York, New York 10022 Attention: Joel J. Goldschmidt, Esq. Fax: (212) 838-9190

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

Dated: June ____, 2005.

PERFECTDATA CORPORATION
By:

John Bush, President and Chief Executive Officer

EXHIBIT I

NOTICE OF EXERCISE

TO:	PerfectData Corporation

C/o Sona Mobile, Inc. 825 Third Avenue, 32nd Floor New York, New York 10022

Attention:  Mr. John Bush, President and CEO

1.        The undersigned hereby elects to purchase                    shares of the Common Stock of PerfectData Cororation, pursuant to terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, together with all applicable transfer taxes, if any.

2.       Please issue a certificate or certificates representing said shares of the Common Stock in the name of the undersigned or in such other name as is specified below. If the attached Warrant is exercisable for a greater number of shares than the number set forth in paragraph 1, then please issue another Warrant in the name of the undersigned or in such other name as is specified below exercisable for the remaining number of shares.

3.        The undersigned represents that it will sell the shares of Common Stock only pursuant to an effective Registration Statement under the Securities Act of 1933, as amended, or an exemption from registration thereunder.

(Name)
(Address) (Taxpayer Identification Number)

[print name of Registered Holder]
By:
Title:
Date: